EXHIBIT 99.1

Pain Therapeutics Reports Third Quarter 2009 Results

    $177.5 Million of Cash and No Debt as of September 30, 2009

      REMOXY(R) NDA Resubmission Still Anticipated for 2010

      Hematology/Oncology Data Release Expected by Year End

SAN MATEO, Calif., Oct. 29, 2009 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE), a biopharmaceutical company, today reported financial results for the quarter ended September 30, 2009.

Net loss for the quarter ended September 30, 2009 was $1.3 million, or $0.03 per share, compared to net income of $15.2 million, or $0.35 per share, for the third quarter of 2008. As of September 30, 2009, the Company had cash, cash equivalents and marketable securities of $177.5 million, or $4.21 per share, and no debt. Pain Therapeutics still believes its net cash requirement for the full year 2009 will be about $12.0 million.

"We remain excited about prospects for Remoxy in 2010," said Remi Barbier, Chairman, President and Chief Executive Officer of Pain Therapeutics. "Oxycodone abuse is not going away. More than ever, we believe Remoxy represents a potential first-in-class drug to deter common methods of formulation abuse. On the financial front, we continue to closely manage our use of cash. We think maintaining a strong balance sheet will enable us to continue to fund disciplined levels of drug development activities around our two novel therapies in hematology/oncology."

Remoxy Remains Top Priority

Pain Therapeutics remains committed to the regulatory success of Remoxy, our lead drug candidate. Remoxy is a strong painkiller with a unique formulation designed to reduce potential risks of unintended use. We are developing Remoxy, and other abuse-resistant painkillers, with King Pharmaceuticals, Inc. We believe Remoxy represents the rare combination of a well-partnered, late-stage drug asset with a unique profile, and whose clinical efficacy has been substantially de-risked.

 * Pursuant to the terms of a strategic alliance, King funds all development expenses incurred by us for Remoxy and three other abuse-resistant pain medications.

 * From 2005 to 2008, we and King jointly managed a Phase III clinical program and New Drug Application (NDA) for Remoxy.  In mid-2008, the U.S. Food and Drug Administration (FDA) accepted an NDA for Remoxy with Priority Review.

 * In December 2008, we received from the FDA a Complete Response
   Letter which indicated additional non-clinical data is required to support the approval of Remoxy.  The FDA has not requested or recommended additional clinical efficacy studies prior to
   approval.

 * In March 2009, King assumed sole responsibility for the
   regulatory approval of Remoxy.  This shift of responsibility does not change the economic terms of our strategic alliance with King.

 * In July 2009, King met with the FDA to discuss Remoxy.  As a result of this meeting, King anticipates a resubmission of the
   Remoxy NDA in 2010.

 * Upon FDA approval of Remoxy, we will receive a $15.0 million cash milestone payment and a running royalty equal to 20% of net sales of drugs developed under this strategic alliance, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%.

 * To date, King has made milestone payments to us of $25.0 million.
   We could receive from King up to $125.0 million in additional milestone payments in the course of the clinical & regulatory development of Remoxy and three other abuse-resistant pain medications.

Broad Commitment to Biotechnology

Our corporate strategy is to spend carefully but to keep innovation at the top of our agenda. We are making disciplined investments focused on advancing novel drugs in two important disease areas -- hemophilia and melanoma. We own all commercial rights to these novel drug candidates. We expect to announce new data in both disease areas by year end 2009.

 * A radio-labeled monoclonal antibody program, developed at Albert
   Einstein College of Medicine, is aimed at treating patients with late-stage (metastatic) melanoma.  This drug candidate is called
   PTI-188.

 * In 2008, we completed a first-in-man clinical study with PTI-188.
   In this study, researchers in Israel administered PTI-188 to 12 patients diagnosed with metastatic melanoma.  Encouraging data were observed, as published at the 2008 Meeting of the Society for Nuclear Medicine.

 * In May 2009, we announced the initiation of a new Phase I study in Israel with PTI-188.  In this study, researchers have treated two cohorts of patients with metastatic melanoma using PTI-188.
   We expect to complete enrollment of a third cohort of patients by year end 2009.

 * We have a gene transfer program, developed at Stanford
   University, aimed at correcting an underlying genetic defect in patients with hemophilia.  Importantly, no viral vector is utilized.  We expect to complete a significant pre-clinical study with this technology by year end 2009.

 Third Quarter Financial Results

 * Collaboration revenue for Q3 2009 was $0.2 million, compared to
   $6.7 million for Q3 2008, and reflects reimbursement of our development expenses under our strategic alliance with King.

 * Research and development expenses for Q3 2009 decreased to
   $4.5 million from $12.9 million for Q3 2008.  This decrease was mostly due to decreased spending for Remoxy and the other abuse-
   resistant product candidates under our strategic alliance with
   King as well as lower non-cash stock-related compensation.
   Research and development expenses included non-cash stock-
   related compensation costs of $1.0 million for Q3 2009 and
   $2.9 million for Q3 2008.

 * General and administrative expenses for Q3 2009 decreased to
   $1.5 million from $3.6 million for Q3 2008.  This decrease was mostly due to lower non-cash equity related costs as well as lower operating costs. General and administrative expenses included non-cash stock-related compensation costs of
   $0.7 million for Q3 2009 and $2.3 million for Q3 2008.

 * Interest income for Q3 2009 decreased to $0.6 million from
   $1.4 million in Q3 2008.  This decrease was mostly due to
   decreases in interest rates on our investments in marketable securities.

 * We are reiterating that we believe net cash requirements may be about $12.0 million in 2009, resulting in 2009 year-end cash, cash equivalents and marketable securities of approximately
   $178.0 million.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. Our lead drug candidate, Remoxy, is a strong painkiller with a unique formulation designed to reduce potential risks of unintended use. We are also developing novel drugs in the area of hematology/oncology. We have in clinical development a monoclonal antibody to treat metastatic melanoma, a deadly form of skin cancer. We also have in pre-clinical development a drug to treat hemophilia, a genetic disorder in which patients are unable to stop bleeding. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing of King's resubmission of the NDA for Remoxy in 2010; the cash requirements of the Company for 2009 and expected uses of such cash; expected timing of commencement or completion of clinical trials and non-clinical studies; and the Company's expected receipt and recognition of revenue under its collaboration with King, including reimbursement of the Company's ongoing development activities under the collaboration with King; the benefits of the Company's drug candidate, Remoxy, including statements concerning its clinical efficacy. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing and pursuit of regulatory approval of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, unanticipated additional research and development and other costs and the timing and receipt of funds from the Company's commercial partner, the potential for abuse and misuse resistant pain medications to be developed by competitors and potential competitors to the Company. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                       PAIN THERAPEUTICS, INC.
                 CONDENSED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                            (Unaudited)

                                Three Months Ended   Nine Months Ended
                                   September 30,       September 30,
                                ------------------  ------------------
                                  2009      2008      2009      2008
                                --------  --------  --------  --------
 Revenue
  Program fee revenue           $  3,587  $  3,587  $ 10,761  $ 10,761
  Collaboration revenue              176     6,707     6,073    24,720
  Milestone revenue                   --    20,000        --    20,000
                                --------  --------  --------  --------
   Total revenue                   3,763    30,294    16,834    55,481
                                --------  --------  --------  --------
 Operating expenses
  Research and development         4,521    12,928    17,247    36,627
  General and administrative       1,530     3,552     4,675     7,269
                                --------  --------  --------  --------
   Total operating expenses        6,051    16,480    21,922    43,896
                                --------  --------  --------  --------
 Operating income (loss)          (2,288)   13,814    (5,088)   11,585
 Interest income                     613     1,377     1,233     5,151
                                --------  --------  --------  --------
 Income (loss) before benefit
  from income taxes               (1,675)   15,191    (3,855)   16,736
 Benefit from income taxes          (363)       --      (685)       --
                                --------  --------  --------  --------
 Net income (loss)              $ (1,312) $ 15,191  $ (3,170) $ 16,736
                                ========  ========  ========  ========

 Net income (loss) per share
  Basic                         $  (0.03) $   0.37  $  (0.08)   $ 0.40
                                ========  ========  ========  ========
  Diluted                       $  (0.03) $   0.35  $  (0.08)   $ 0.38
                                ========  ========  ========  ========
 Weighted-average shares used
  in computing net income (loss)
  per share
  Basic                           42,201    41,535    42,143    42,318
                                ========  ========  ========  ========
  Diluted                         42,201    43,021    42,143    43,564
                                ========  ========  ========  ========

                       CONDENSED BALANCE SHEETS

                                                    Sept. 30, Dec. 31,
                                                      2009     2008 (1)
                                                    --------  --------
                                                  (Unaudited)
 Assets
 Current assets
  Cash, cash equivalents and marketable securities  $177,475  $190,095
  Other current assets                                 3,506       541
                                                    --------  --------
   Total current assets                              180,981   190,636
 Non-current assets
  Property and equipment, net                            578       774
  Other assets                                         1,173     2,026
                                                    --------  --------
   Total assets                                     $182,732  $193,436
                                                    ========  ========

 Liabilities and stockholders' equity
 Current liabilities
  Accounts payable and accrued development expenses $  2,119  $  3,245
  Deferred program fee revenue - current portion      14,348    14,348
  Other accrued liabilities                            1,643     2,521
                                                    --------  --------
    Total current liabilities                         18,110    20,114
 Non-current liabilities
  Deferred program fee revenue - non-current portion  57,393    68,154
  Other liabilities                                    1,168       882
                                                    --------  --------
   Total liabilities                                  76,671    89,150
                                                    --------  --------
 Stockholders' equity
  Common stock                                            42        42
  Additional paid-in-capital                         223,322   218,021
  Accumulated other comprehensive income                 (31)      325
  Accumulated deficit                               (117,272) (114,102)
                                                    --------  --------
   Total stockholders' equity                        106,061   104,286
                                                    --------  --------
   Total liabilities and stockholders' equity       $182,732  $193,436
                                                    ========  ========

 (1) Derived from the Company's annual financial Statements as of
     December 31, 2008, included in the Company's Annual Report on
     Form 10-K filed with the Securities and Exchange Commission.

CONTACT: Pain Therapeutics, Inc.
         Judy Ishida, Administrative Manager
         650-645-1924
         IR@paintrials.com